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                                                                    Exhibit 99.1


April 30, 2001                               Contact:   Garry Ridge
                                                        (619) 275-1400 ext. 1124



WD-40 COMPANY TO ACQUIRE GLOBAL HOUSEHOLD BRANDS

         San Diego--WD-40 Company (Nasdaq: WDFC) announced today they have completed the purchase of HPD Holdings Corp., d/b/a Global Household Brands.

         The purchase will add three well known brands to WD-40 Company's fortress of brands: X-14(R), Carpet Fresh(R) and 2000 Flushes(R).

         The acquisition will be funded by both stock and cash. The purchase price of approx. $72 million will be financed by a portion of the proceeds under WD-40 Company's new credit facility. The stock portion will be valued at $5 million dollars. The syndicated senior secured credit facility totals $85 million and is led by Union Bank of California.

          "The acquisition solidifies our new business model and allows us to take advantage of the infrastructure changes we have made over the past several years, " said Garry Ridge, WD-40 Company president and chief executive officer. "Not only do we add three great brands to our line up, this acquisition gives us the opportunity to defend and build our current brands across new distribution channels and launch new products across these new channels. "

         Global Household Brands distributes primarily through grocers, mass merchandisers, retail pharmacies, military distributors and home improvement retailers. Export sales for the new brands extend to Canada and Mexico and currently represent less than 10% of sales.

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WD-40 ACQUIRES GLOBAL HOUSEHOLD BRANDS

         "The acquisition will also create a diversified brand portfolio reducing concentration risk in any single brand or distribution channel," Ridge said.

         Global Household Brands, based in Edison, New Jersey, competes in four primary product categories: mildew removers, bathroom cleaners, automatic toilet bowl cleaners and rug and room deodorizers.

         The U.S. market for bathroom cleaners is $380 million. For automatic toilet bowl cleaners the U.S. market is $185 million and for rug and room deodorizers it is $130 million. The three brands being acquired each enjoy powerful positions in each of their respective markets, and WD-40 Company expects to see growth in each of these brands.

         The combined company will have two marketing groups, the do-it-yourself group handling WD-40(R), 3-In-One Oil(R), Lava(R) and Solvol(R) and the household products group will handle X-14(R), Carpet Fresh(R) and 2000 Flushes(R). In addition, the U.S. sales team will be realigned into three groups to focus on grocery, strategic customers and regional customers for all of the brands.

         Manufacturing will follow the third party contract manufacturer model WD-40 Company has been using successfully for many years. The manufacturing of X-14 and 2000 flushes will be done in the Memphis facility that was owned by Global Household Brands.

         As part of the acquisition, WD-40 acquired the manufacturing facility, and formed a joint venture with Valley Products Company called VML who then acquired the manufacturing facility. WD-40 Company will be a 30% equity partner in that venture. Malco will continue to make Carpet Fresh powders.

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WD-40 ACQUIRES GLOBAL HOUSEHOLD BRANDS

         WD-40 Company, with headquarters in San Diego, is a global consumer products company with brands that deliver above expectation performance at extremely good value to end users who buy in a variety of trade channels. WD-40 Company produces multi-purpose lubricants, WD-40(R) and 3-IN-ONE(R),as well as the Lava(R) and Solvol(R) brands of heavy-duty hand cleaners. WD-40 Company markets its products in more than 160 countries worldwide, and recorded sales of $152.7 million in fiscal 2000.

          Additional information about WD-40 Company may be obtained on the worldwide Web at www.wd40.com.

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